Exhibit 10.17

Addendum to the Employment Agreement dated April 4, 2003

between Rotech Healthcare Inc. and Michael R. Dobbs

ADDENDUM dated March 19, 2004, by and between Rotech Healthcare Inc., a Delaware corporation (the “Company”), and Michael R. Dobbs (“Executive”).

WHEREAS, Executive is currently employed as the Chief Operating Officer of the Company pursuant to an Employment Agreement dated April 4, 2003 (the “Employment Agreement”);

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue his employment with the Company as its Chief Operating Officer;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to provide for certain payments to be made to Executive in the event that Executive should incur liability for certain excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of the payment of certain benefits to Executive following a change of control of the Company. All other terms of the Employment Agreement shall not be altered, changed or modified in any way by this Addendum and shall remain in full force and effect as if this Addendum did not exist.

WHEREAS, the parties desire to amend Section 4.4 of the Employment Agreement pursuant to the terms of this Addendum as follows:

4.4.

In the event the Executive’s employment with the Company is terminated or otherwise ends during the Employment Period pursuant to Section 3.1.8, the Executive shall be entitled to the Separation Benefit (as defined in Section 4.2, above). In the event that any amount or benefit (collectively, the “Covered Payments”) paid or distributed to, or for the benefit of, the Executive by the Company pursuant to this Section 4.4 is determined by the Internal Revenue Service (the “IRS”) to constitute an Excess Parachute Payment, as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), thereby subjecting the Executive to an excise tax under Section 4999 of the Code or any similar tax that may hereafter be imposed (“Excise Tax”), the Company shall pay to the Executive at the time specified below, the Excise Tax Reimbursement Payment. The “Excise Tax Reimbursement Payment” is defined as an amount which is equal to the sum of (x) the Excise Tax on the Covered Payments and (y) any penalty and interest assessments associated with such Excise Tax. The Company shall further pay to the Executive (A) all income and other taxes incurred by the Executive as a result of the payment of the Excise Tax Reimbursement Payment (the “First Gross Up Payment”) and (B) all income and other taxes incurred by the Executive as a result of the payment of the First Gross Up Payment (the “Second Gross Up Payment”) (i.e., all payments made to the Executive, or to another entity on the Executive’s behalf, by the Company pursuant to this Section 4.4 shall be grossed up so that there shall be no tax impact on the Executive as a result of any payments made hereunder). The determination of whether Covered Payments are subject to Excise Tax and, if so, the amount of the Excise Tax Reimbursement Payment to be paid to the Executive shall be determined by a final ruling or determination of the IRS. The portion of the Excise Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive by the Company prior to the date that the corresponding Excise Tax payment is due to be paid by the Executive through withholding or otherwise. The First Gross Up Payment and the Second Gross Up Payment shall be paid to the Executive prior to the date that the corresponding tax payment is due to be paid to the IRS. The Executive covenants that he shall use the Excise Tax Reimbursement Payment, net of applicable taxes thereon, for the sole purpose of paying the Excise Tax on the Covered Payments and any penalty or interest assessments associated with such Excise Tax.

NOW, THEREFORE, for good and sufficient consideration receipt of which hereby acknowledged by both parties and the mutual covenants herein contained, and intending to be legally bound hereby, the parties have executed this Addendum as of March 19, 2004.

Rotech Healthcare Inc.	Executive

By
Name: William W. Abbott
Title: Chairman	Michael R. Dobbs